Exhibit 5.2

CONSENT OF APPOINTED ACTUARY

I consent to the incorporation by reference in this Registration Statement on Form F-10 of Sun Life Financial Inc. (the “Company”) of the Appointed Actuary’s Report to the Shareholders and Directors dated February 11, 2026 (the “Report”) appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2025.

In the Report, I have valued the policy liabilities of the Company and its subsidiaries for its Consolidated Financial Statements prepared in accordance with International Financial Reporting Standards for the years ended December 31, 2025 and December 31, 2024.

/s/ Brennan Kennedy

Brennan Kennedy
Fellow, Canadian Institute of Actuaries and Society of Actuaries

Toronto, Ontario, Canada
July 6, 2026